ePlus Reports September 30, 2006 Quarter:
Revenues Increase 14.1% to $199 Million

HERNDON, VA – October 9, 2007– ePlus inc. (OTC: PLUS - news), today announced financial results for its second quarter of fiscal year 2007, which ended September 30, 2006 (“the Quarter”).  Revenues for the quarter increased 14.1% to $198.7 million as compared to revenues of $174.2 million during the three months ended September 30, 2005 (“the Prior Quarter”).  Net earnings for the Quarter decreased 44.1% to $978 thousand from $1.75 million the Prior Quarter, and fully diluted earnings per share decreased 36.8% to $0.12 from $0.19.  For the six months ended September 30, 2006 as compared to the six months ended September 30, 2005, total revenues increased 19.8% to $388.3 million from $324.0 million; net earnings remained at $3.0 million; and fully diluted earnings per share increased 2.9% to $0.35 from $0.34.

The decline in net earnings for the Quarter is primarily attributable to a higher professional and other fees incurred by the Company.  These expenses increased $3.0 million or 168.2%, to $4.8 million during the Quarter from $1.8 million the Prior Quarter.  The increases were due to the costs of litigation related to the bankruptcy of one of the Company’s customers, and expenses relating a review of accounting guidance regarding stock option grants since the Company’s IPO in 1996.

For the Quarter, sales of product and services increased 13.1% to $180.3 million compared to $159.4 million generated the Prior Quarter, and represented 90.7% and 91.5% of total revenue, respectively.  The cost of sales, product and services increased 11.7% to $160.6 million as compared to $143.7 million the Prior Quarter.  The gross margin on sales of product and services was 10.9% in the Quarter as compared to 9.8% the Prior Quarter.

Lease revenues increased 13.5% to $13.5 million in the Quarter, and the net investment in leased assets was $223.2 million as of September 30, 2006, a 7.0% increase from $208.6 million as of September 30, 2005.  Direct lease costs increased 46.7% to $5.6 million in the Quarter.  Fee and other income was $3.1 million in the Quarter, an increase of 6.0% over the Prior Quarter.

Salaries and benefits expenses increased 15.9% to $17.7 million in the Quarter.  The Company employed 671 people as of September 30, 2006, as compared to 649 people as of September 30, 2005.  General and administrative expenses decreased 11.9% to $4.4 million in the Quarter.

Interest and financing costs increased 55.2% to $2.7 million in the Quarter.  This is primarily due to an increasing lease portfolio, the related non-recourse debt financings, and increasing debt rates on new financings.  Non-recourse notes payable increased 25.4% to $160.5 million as of September 30, 2006 as compared to March 31, 2006.

Basic and fully diluted earnings per common share were both $0.12 for the Quarter, as compared to $0.21 and $0.19, respectively, for the Prior Quarter.  Basic and diluted weighted average common shares outstanding for the Quarter were 8,228,823 and 8,424,903, respectively, as compared to 8,474,301 and 9,071,470, respectively, the Prior Quarter.

For the six months ended September 30, 2006 as compared to the six months ended September 30, 2005, basic and fully diluted earnings per common share were $0.37 and $0.35 as compared to $0.36 and $0.34, respectively, and basic and diluted weighted average common shares outstanding were 8,218,154 and 8,586,866 as compared to 8,509,827 and 9,071,092, respectively.

During the six months ended September 30, 2006, the Company repurchased 209,000 shares of our outstanding common stock for $2.9 million, as compared to a repurchase of 170,300 shares for $2.1 million the prior year’s period.  Since the inception of the initial repurchase program on September 20, 2001, as of September 30, 2006, the Company repurchased a total of 2,978,990 shares of outstanding common stock at an average cost of $11.04 per share for a total of $32.9 million.

The Company’s cash and cash equivalents balance as of September 30, 2006 was $23.7 million as compared to $20.7 million as of March 31, 2006.

Restatements

The Form 10-Q for the quarter ended September 30, 2006 contains restatements of the Consolidated Statements of Operations and Cash Flows for the Prior Quarter and the six months ended September 30, 2005 for the effects of errors in accounting for stock options and other items.  More information about the Company’s accounting restatement is contained in its Form 10-K for the fiscal year ended March 31, 2006 and its Form 10-Q for the quarter ended September 30, 2006.

The financial results presented herein are unaudited. Investors are encouraged to review the Company's Form 10-Q and to review other SEC filings including the Company's audited financial statements contained in the fiscal year 2006 Form 10-K.

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 650 associates in 30+ offices serving more than 2,500 customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com/, call 888-482-1122, or email info@eplus.com.

ePlus® and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc.

Note:  Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements.”  Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the effects of the delisting of the Company’s common stock from The Nasdaq Global Market and the quotation of the Company’s common stock in the “Pink Sheets,” including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; the timing of our ability to re-apply to list our shares of common stock on The Nasdaq Global Market; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; and other risks or uncertainties detailed in our SEC filings.

All information set forth in this release and its attachments is as of October 9, 2007.  ePlus inc. undertakes no duty to update this information.  More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the SEC and available at the SEC’s website at http://www.sec.gov/.

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)	As of	As of
	March 31, 2006	September 30, 2006
ASSETS	(in thousands)

Cash and cash equivalents	$20,697	$23,681
Accounts receivable—net	103,060	138,974
Notes receivable	330	293
Inventories	2,292	10,303
Investment in leases and leased equipment—net	205,774	223,178
Property and equipment—net	5,629	4,957
Other assets	10,038	16,577
Goodwill	26,125	26,125
TOTAL ASSETS	$373,945	$444,088

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable—equipment	$7,733	$9,197
Accounts payable—trade	19,235	25,227
Accounts payable—floor plan	46,689	57,155
Salaries and commissions payable	4,124	4,511
Accrued expenses and other liabilities	33,346	37,792
Income taxes payable	104	1,321
Recourse notes payable	6,000	16,700
Nonrecourse notes payable	127,973	160,495
Deferred tax liability	165	165
Total Liabilities	245,369	312,563

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized;
none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized;
11,037,213 issued and 8,267,223 outstanding at March 31, 2006
and 11,210,731 issued and 8,231,741 outstanding at September 30,2006	110	112
Additional paid-in capital	72,811	75,505
Treasury stock, at cost, 2,769,990 and 2,978,990 shares, respectively	(29,984)	(32,884)
Deferred compensation expense	(25)	-
Retained earnings	85,377	88,420
Accumulated other comprehensive income—
foreign currency translation adjustment	287	372
Total Stockholders' Equity	128,576	131,525
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$373,945	$444,088

See Notes to Unaudited Condensed Consolidated Financial Statements.

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
REVENUES	As Restated		As Restated
	(dollar amounts in thousands, except per share data)

Sales of product and services	$159,409	$180,313	$294,278	$355,646
Sales of leased equipment	-	1,819	-	1,819
	159,409	182,132	294,278	357,465

Lease revenues	11,916	13,522	23,211	24,853
Fee and other income	2,918	3,094	6,558	5,940
	14,834	16,616	29,769	30,793

TOTAL REVENUES	174,243	198,748	324,047	388,258

COSTS AND EXPENSES

Cost of sales, product and services	143,742	160,596	265,830	316,625
Cost of sales, leased equipment	-	1,775	-	1,775
	143,742	162,371	265,830	318,400

Direct lease costs	3,798	5,572	7,594	10,596
Professional and other fees	1,776	4,764	2,724	6,050
Salaries and benefits	15,288	17,723	30,077	34,965
General and administrative expenses	4,975	4,385	9,437	8,871
Interest and financing costs	1,717	2,665	3,254	4,653
	27,554	35,109	53,086	65,135

TOTAL COSTS AND EXPENSES	171,296	197,480	318,916	383,535

EARNINGS BEFORE PROVISION FOR INCOME TAXES	2,947	1,268	5,131	4,723

PROVISION FOR INCOME TAXES	1,198	290	2,082	1,681

NET EARNINGS	$1,749	$978	$3,049	$3,042

NET EARNINGS PER COMMON SHARE—BASIC	$0.21	$0.12	$0.36	$0.37
NET EARNINGS PER COMMON SHARE—DILUTED	$0.19	$0.12	$0.34	$0.35

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC	8,474,301	8,228,823	8,509,827	8,218,154
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED	9,071,470	8,424,903	9,071,092	8,586,866

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150